AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FLD ACQUISITION SUBSIDIARY, INC.,

ROPER INDUSTRIES, INC.,

AND

HANSEN TECHNOLOGIES CORPORATION

August 23, 2000

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AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this “Agreement”) is entered into on August 23, 2000, by and among FLD ACQUISITION SUBSIDIARY, INC., a Delaware corporation (the “Buyer”), ROPER INDUSTRIES, INC., a Delaware corporation and parent of Buyer (“Parent”), and HANSEN TECHNOLOGIES CORPORATION, an Illinois corporation (the “Company”). The Buyer, Parent, and the Company are referred to collectively herein as the “Parties”.

     The Company, through itself and its wholly-owned subsidiary, Hansen Technologies Limited, imports and manufactures equipment used in commercial and industrial refrigeration systems, including valves, pumps and technologically advanced control devices.

     This Agreement contemplates a transaction in which the Buyer shall merge with the Company, with the Company being the surviving corporation and in connection therewith, the Shareholders will receive consideration in the form of cash.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1. DEFINITIONS.

     “Accounts Receivable Adjustments” has the meaning set forth in Section 2(j)(ii)(C) below.

     “Accounts Receivable Schedule” has the meaning set forth in Section 7(g)(ii) below.

     “Actual Settlement Amount” has the meaning set forth in Section 8(e) below.

     “Adjusted Hermetic Pump Forecast” has the meaning set forth in Section 7(f) below.

     “Adjustment Schedule” has the meaning set forth in Section 2(j)(ii) below.

     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a)       (or any similar group defined under a similar provision of state, local, or foreign law).

     “Aggregate Consideration” has the meaning set forth in Section 2(d)  below.

     “Applicable Rate” means the corporate base rate of interest announced from time to time by the Bank One, N.A.

     “Arbitrator Firm” has the meaning set forth in Section 2(j)(iii)  below.

     “Audited 1999 Financial Statements” has the meaning set forth in Section 3(g)  below.

     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction that forms or would probably form the basis for any specified consequence.

     “Business” means the business conducted by the Company and its Subsidiary prior to and as of the Closing Date.

     “Buyer” has the meaning set forth in the preface above.

     “Buyer’s Advisors” has the meaning set forth in Section 6(a)(i)  below.

     “Certificates” has the meaning set forth in Section 2(g) below.

     “Closing” has the meaning set forth in Section 2(h) below.

     “Closing Date” has the meaning set forth in Section 2(h) below.

     “Closing Date Balance Sheet” has the meaning set forth in Section 2(j)(ii) below.

     “Closing Interest Rate” means simple interest at a rate of 8.25% per annum, calculated on the basis of 365 days per year and actual days elapsed.

     “COBRA” has the meaning set forth in Section 3(y)(ix) below.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company” has the meaning set forth in the preface above.

     “Company Disclosure Schedule” has the meaning set forth in Section 3 below.

     “Company Plans” has the meaning set forth in Section 3(y) below.

     “Company Reserve” has the meaning set forth in Section 2(j)(ii)(C) below.

     “Company Shares” means the shares of Nonvoting Common, no par value, and Voting Common, no par value, of the Company.

     “Confidential Information” means: (a) confidential data and confidential information relating to the business of any Party (the “Protected Party”) which is or has been disclosed to another Party (the “Recipient”) or of which the Recipient became aware as a consequence of or through its relationship with the Protected Party and which has value to the Protected Party and is not known to its competitors and which is designated by the Protected Party as confidential or otherwise restricted; and (b) information of the Protected Party, without regard to form, including, but not limited to, Intellectual Property, technical or nontechnical data, algorithms, formulas, patents, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers which is not in the public domain and which information (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (v) has been voluntarily disclosed to the public by the Protected Party, (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain through lawful means, (y) was already known by Recipient prior to such disclosure (as evidenced by written documentation) or was lawfully and rightfully disclosed to Recipient by another Person, or (z) that is required to be disclosed by law or order without the availability of applicable protective orders or treatment.

     “Confidentiality Agreement” has the meaning set forth in Section 10(c) below.

     “Delaware Act” means the General Corporation Law of the State of Delaware, as amended.

     “Employee Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement, qualified defined contribution retirement plan or arrangement, qualified defined benefit retirement plan or arrangement (including any Multiemployer Plan), and any other Employee Pension Benefit Plan (as defined in ERISA Section 3(2), (ii) employee welfare benefit plan, including any Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)), (iii) fringe benefit plan or program, and (iv) each employment, severance, salary continuation or other contract, incentive plan, insurance plan arrangement, bonus plan and any equity plan or arrangement without regard to whether such plan, arrangement, program or contract exists under US or any similar non-US law, rule or regulation.

     “Employees” has the meaning set forth in Section 7(e) below.

     “Employment Agreement” has the meaning set forth in Section 5(a)(viii) below.

     “Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other US and non-US laws (including rules, regulations, state law rulings, codes, plans, permits, injunctions, judgments, orders, decrees, rulings, and charges) of federal, state, local and foreign governments (which foreign governments shall include, but not be limited to, the United Kingdom and the European Union) (and all agencies thereof) concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances in ambient air, surface water, drinking water, wetlands, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, all as in effect as of the Closing Date.

     “Equity Rights” has the meaning set forth in Section 6(d) below.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Agent” means SunTrust Bank, N.A.

     “Escrow Agreement” means the Escrow Agreement dated the Closing Date, entered into among the Parent, the Company, the Shareholder Representative, and the Escrow Agent with respect to the indemnification obligations of the Shareholders under Section 8 of this Agreement, the form of which is set forth as Exhibit A.

     “Estimated Consideration” has the meaning set forth in Section 2(d)(i).

     “Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, and any counterpart or similar non-US law, all as in effect as of the Closing Date.

     “Fiduciary” has the meaning set forth in ERISA Section 3(21).

     “Financial Statements” has the meaning set forth in Section 3(g) below.

     “GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

     “GAAP Reserve” has the meaning set forth in Section 2(j)(ii)(C) below.

     “Hazardous Substance” means any substance regulated under or defined by Environmental, Health, and Safety Laws, including, but not limited to, any pollutant, contaminant, hazardous substance, hazardous constituent, hazardous waste, special waste, solid waste, industrial waste, petroleum derived substance or waste, or toxic substance.

     “Hermetic” has the meaning set forth in Section 7(f) below.

     “Hermetic Payment” has the meaning set forth in Section 7(f) below.

     “Hermetic Pump Business” has the meaning set forth in Section 7(f) below.

     “Hermetic Pump Revenues” has the meaning set forth in Section 7(f) below.

     “Illinois Act” shall mean the Illinois Business Corporation Act of 1983, as amended.

     “Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but excluding all accounts payable and accruals), including the current portion of such indebtedness, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, and (iii) all capital lease obligations.

     “Indemnification and Release Agreement” has the meaning set forth in Section 5(a)(x) below.

“Indemnified Party” has the meaning set forth in Section 8(d) below. “Indemnifying Party” has the meaning set forth in Section 8(d) below. “Intellectual Property” means, with respect to the Business:

(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all US and non-US patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

(b) all US and non-US trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

(c) all copyrightable works, all US and non-US copyrights, and all applications, registrations, and renewals in connection therewith;

(d) all mask works and all applications, registrations, and renewals in connection therewith;

(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(f) all computer software (including data and related documentation);

(g) all other proprietary rights; and

(h) all copies and tangible embodiments thereof (in whatever form or medium).

     “Inventory Count” has the meaning set forth in Section 2(a) below.

     “Joint Defense Proceeding” has the meaning set forth in Section 8(f) below.

     “Knowledge” means, with respect to the Company and its Subsidiary, the knowledge of Charles C. Hansen III, Bruce Hansen, John Yencho, Richard Bergquist, Curtis Knapp, Harold W. Streicher, Jeff Mackowiak, and with respect to Sections 3(m), 3(o), 3(p)(vi), 3(p)(viii), 3(aa), and 3(bb) below, Orval J. Kuhn, Jr.

     “Leased Real Property” has the meaning set forth in Section 3(l) below.

     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

     “Merger” has the meaning set forth in Section 2(b) below.

     “Most Recent Financial Statements” has the meaning set forth in Section 3(g) below.

     “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

     “Net Book Value” means the net book value of the Company and its Subsidiary as determined in accordance with Section 2(j)(ii) below. Amounts recorded in currency other than U.S. Dollars shall be valued based upon the exchange rate published in the Wall Street Journal on the Closing Date.

     “Noncompetition and Assignment of Inventions Agreement” has the meaning set forth in Section 5(a)(vii) below.

     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     “Party” has the meaning set forth in the preface above.

     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     “Process Agent” has the meaning set forth in Section 10(o) below.

     “Product Warranty Claims” means claims of the customers of the Company and its Subsidiary and/or users made at any time following Closing in the Ordinary Course of Business with respect to products sold, manufactured, leased or delivered by the Company and its Subsidiary on or prior to the Closing Date which (i) are based solely on the Company’s and its Subsidiary’s written product warranties disclosed to Buyer, and (ii) are only for the repair or replacement or refund of the purchase price remedies expressed in such written product warranties.

     “Prohibited Transaction” has the meaning set forth in Section 3(y)(x)(B) below.

     “Proposed Settlement Amount” has the meaning set forth in Section 8(e) below.

     “Purchase Price Adjustment” has the meaning set forth in Section 2(j)(i) below.

     “Real Property” means the real property interests of the Company commonly known as 6827 High Grove Boulevard, Burr Ridge, Illinois.

     “Receivables Threshold” has the meaning set forth in Section 2(j)(ii)(C) below.

     “Release Agreement” has the meaning set forth in Section 5(a)(vii) below.

     “Restricted Stock Plan” means the Restricted Stock Plan of the Company, a copy of which is attached as Section 3(f)(ii) of the Company Disclosure Schedule.

     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens incurred in the Ordinary Course of Business not yet due and payable, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     “Shareholder Representative” means Charles C. Hansen III (and his successor), who as a result of the due authorization of the Indemnification and Release Agreement by the Shareholders shall be deemed to have been appointed by the Shareholders for the purpose of acting on behalf of the Shareholders with respect to the transactions contemplated by this Agreement, including without limitation acting as transfer agent for the Company Shares, administering certain portions of the Aggregate Consideration, as adjusted, as set forth in Section 2 below, and making decisions with respect to indemnity claims and amendments to this Agreement, the Escrow Agreement, or any ancillary agreements.

     “Shareholders” shall mean each of Richard H. Bergquist, an individual resident of the State of Illinois; Bradley R. Bremer, an individual resident of the State of Illinois; Donald G. Chason, an individual resident of the State of North Carolina; Mark E. Clausen, an individual resident of the State of Illinois; Craig J. Cotter, an individual resident of the State of Michigan; Michael E. Effrein, an individual resident of the State of Illinois; David F. Giza, an individual resident of the State of Pennsylvania; Charles C. Hansen III, an individual resident of the State of Illinois, as Trustee under The Charles C. Hansen III Declaration of Trust dated November 16, 1995; Dalius F. Vasys, an individual resident of the State of Illinois, as Trustee under the Charles C. Hansen III 2000 Qualified Annuity Interest Trust Agreement dated February 29, 2000; Bruce G. Hansen, an individual resident of the State of Illinois, Brian C. Hansen, an individual resident of the State of Colorado; Brian C. Hansen UGTM, as Custodian for Broughton G. Hansen and Greer R. Hansen; Holly Hansen Hetke, an individual resident of the State of Illinois; Holly Hansen Hetke UGTM, as Custodian for Charles R. Hetke and Allison J. Hetke; Christiane Hansen Shepherd, an individual resident of the State of California; Christiane Hansen Shepherd UGTM, as Custodian for Devin M. Shepherd, Madeleine M. Shepherd, and Owen C. Shepherd; Pamela Hansen Pierce, an individual resident of the State of Illinois; Pamela Hansen Pierce UGTM, as Custodian for Samantha G. Pierce and John T. Pierce Jr.; James H. Heissler, an individual resident of the State of Illinois; Curtis H. Knapp, an individual resident of the State of Illinois, Orval J. Kuhn, Jr., an individual resident of the State of Illinois, Santhosh Kumar, an individual resident of the State of Illinois; Michael J. Leitschuh, an individual resident of the State of Illinois; Jeffrey A. Mackowiak, an individual resident of the State of Illinois; Susan A. Maxwell, an individual resident of the State of Illinois; Mark R. Nelson, an individual resident of the State of Illinois; Michelle Palulis, an individual resident of the State of Florida; Joseph J. Reicher, an individual resident of the State of Illinois; John J. Sluga, an individual resident of the State of Illinois; Harold W. Streicher, an individual resident of the State of Illinois; Patricia J. Tapper, an individual resident of the State of Illinois; Catherine Valentino, an individual resident of the State of Illinois; Neil H. Wick, an individual resident of the State of Illinois; and John A. Yencho, an individual resident of the State of Illinois.

     “Shareholders’ Expense Fund” has the meaning set forth in Section 2(e)(ii) below.

     “Subsidiary” means any corporation, limited partnership, limited liability company, or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock, units or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, and means specifically, with respect to the Company, Hansen Technologies Limited, a corporation organized under the laws of the United Kingdom.

     “Surviving Corporation” has the meaning set forth in Section 2(a) below.

     “Takeover Proposal” means any written inquiry, proposal or offer from any Person relating to (A) any direct or indirect acquisition or purchase of (i)the assets of the Company or its Subsidiary outside of the Ordinary Course of Business, or (ii) any securities of the Company or its Subsidiary (other than the transactions contemplated by this Agreement), or (B) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or its Subsidiary.

     “Tax” means any federal, state, local, or foreign (including, but not limited to, those of the United Kingdom and the European Union) income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, retailer’s occupation taxes and other taxes commonly understood to be sales or use taxes, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Third Party Claim” has the meaning set forth in Section 8(d)(i) below.

     “Undisclosed Liabilities” has the meaning set forth in Section 3(i) below.

     2. MERGER.

     (a) Inventory Count.

Not earlier than three (3) days prior to the Closing Date, the Company, at its expense, shall conduct a physical inventory count of the inventory of the Company and its Subsidiary (the “Inventory Count”), which Inventory Count shall be completed prior to the Closing. In conducting the Inventory Count, inventory quantities shall be determined in accordance with GAAP, applied in a manner consistent with the Audited 1999 Financial Statements. The Parent and the Buyer shall have the right to observe the Inventory Count.

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(b) Merger.

At the Closing and subject to the terms and conditions of this Agreement, Buyer shall be merged with and into the Company (the “Merger”), in accordance with the relevant provisions of the Illinois Act and the Delaware Act, the separate corporate existence of the Buyer shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall otherwise have the effect set forth in the Illinois Act and the Delaware Act.

(c) Execution of Merger.

At the Closing, the Parties shall cause the Merger to be consummated by delivering articles of merger to the Secretary of State of Illinois (which shall include the execution and delivery of a short-form plan of merger, as provided therein) and a certificate of merger to the Secretary of State of Delaware executed in accordance with relevant provisions of the Illinois Act and the Delaware Act for filing thereby. The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation. The bylaws of the Buyer as in effect immediately prior to the Closing Date, shall be the bylaws of the Surviving Corporation. The officers and directors of Buyer immediately prior to the Closing Date shall be the officers and directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

(d) Effect of Merger.

At the Closing, by virtue of the Merger and without any action on the part of the holders thereof:

(i) all of the Company Shares shall be converted into, and represent the right to receive in the manner provided in Section 2(e) below, the aggregate of Forty-Three Million Two Hundred Eighty-Five Thousand Dollars ($43,285,000), plus or minus that amount which equals the increase or decrease in the Net Book Value of the Company and its Subsidiary for the period from December 31, 1999, to the Closing Date, which shall be determined and adjusted as provided in Section 2(j) below (the “Aggregate Consideration”). At the Closing, the Parent shall pay, pursuant to Section 2(e) below, an estimate of the Aggregate Consideration, which the Parties agree shall be Forty-Four Million Seven Hundred Thirty-Three Thousand Dollars ($44,733,000) (the “Estimated Consideration”);

(ii) each share of capital stock of the Company that is held in the treasury of the Company, if any, shall be cancelled and retired and cease to exist and no consideration shall be issued in exchange therefor; and

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(iii) each issued and outstanding share of capital stock of Buyer shall be converted into and become one fully paid and non-assessable share of Voting Common of the Surviving Corporation.

(e) Payment of Aggregate Consideration.

At the Closing, Parent shall pay the Estimated Consideration as follows:

(i) $5,620,000 shall be paid to the Escrow Agent, to be held and disbursed as provided in Section 8 below and the Escrow Agreement;

(ii) $500,000 shall be paid to a bank or other account which is designated in writing to the Buyer by the Shareholder Representative at least two (2) business days prior to the Closing Date, by wire transfer or other immediately available funds, which amount shall be held and disbursed in accordance with the Indemnification and Release Agreement (the “Shareholders’ Expense Fund”);

(iii) the balance of the Estimated Consideration shall be paid to a bank or other account which is designated in writing to the Buyer by the Shareholder Representative at least two business days prior to the Closing Date, by wire transfer or other immediately available funds, which amount shall be paid to the Shareholders pro rata based upon the number of Company Shares held by each Shareholder as set forth on Section 3(f)of the Company Disclosure Schedule.

(f) Shareholder Representative.

In accordance with the terms of the Indemnification and Release Agreement, the Shareholders shall appoint the Shareholder Representative for the purpose of acting on behalf of the Shareholders with respect to the transactions contemplated by this Agreement, including without limitation acting as transfer agent for the Company Shares, administering certain portions of the Estimated Consideration, and when calculated, the Aggregate Consideration, and making decisions with respect to indemnity claims and amendments to this Agreement, the Escrow Agreement, or any ancillary agreements.

(g) Surrender of Certificates.

Pursuant to the Indemnification and Release Agreement, the Shareholders shall appoint Shareholder Representative as transfer agent for the purpose of exchanging certificates representing the Company Shares for each Shareholder’s portion of the Estimated Consideration, as set forth in Section 2(e) above. At the Closing, each Shareholder shall deliver an executed letter of transmittal, in a form reasonably satisfactory to the Parent, together with those original certificates that immediately prior to the Closing represented the Company Shares held by the Shareholders, or a duly executed affidavit of lost certificate and indemnity for any Certificate which has been lost, stolen, seized or destroyed (the “Certificates”), to Parent. Upon the surrender of Certificates to Parent, the Shareholders shall be entitled to receive in exchange therefor the Estimated Consideration in accordance with Section 2(e)(iii) and the Certificates so surrendered shall be forthwith cancelled.

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(h)	The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60601, at 10:00 a.m., on September 1, 2000, or such other date and time, or in such other manner, as the Parties may agree (the “Closing Date”).

(i)	Deliveries at the Closing.

At the Closing, the Company and the Shareholders or the Shareholder Representative will deliver to the Parent and the Buyer the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Parent and the Buyer will deliver to the Company and the Shareholder Representative the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Company and the Shareholders or the Shareholder Representative will execute, acknowledge (if appropriate), and deliver to the Parent and the Buyer such documents as the Parent, the Buyer and their counsel may reasonably request; (iv) the Parent and the Buyer will execute, acknowledge (if appropriate), and deliver to the Company such documents as the Company and the Shareholder Representative and their counsel reasonably may request; and (v) the Parent will deliver to the Shareholders, and others specified in Section 2(e), the Estimated Consideration.

(j)	Minimum Net Book Value and Cash Requirement Purchase Price Adjustment.

(i) The Estimated Consideration has been determined based on the assumption that the increase in Net Book Value of the Company and its Subsidiary for the period from December 31, 1999, to the Closing Date would be $1,448,000. The Aggregate Consideration shall equal the Estimated Consideration, (i) as reduced on a dollar-for-dollar basis to the extent that the Net Book Value of the Company and its Subsidiary as of the commencement of business on the Closing Date is less than $20,614,000, (ii) as increased on a dollar-for-dollar basis to the extent that the Net Book Value of the Company and its Subsidiary as of the commencement of business on the Closing Date is greater than $20,614,000, and (iii) as further reduced on a dollar-for-dollar basis to the extent the cash and cash equivalents (as defined in accordance with GAAP) of the Company and its Subsidiary as of the commencement of business on the Closing Date as reflected on the Closing Date Balance Sheet is less than $8,618,000. Any increase or decrease in the Aggregate Consideration from the Estimated Consideration pursuant to this Section 2(j) shall be referred to as a “Purchase Price Adjustment”.

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(ii) No later than sixty (60) days after the Closing Date, the Parent shall deliver to the Shareholder Representative (A) a consolidated balance sheet and a consolidated statement of income and retained earnings of the Company and its Subsidiary as of and for the period ended as of the commencement of business on the Closing Date (the “Closing Date Balance Sheet”), and (B) a separate statement calculating Net Book Value of the Company and its Subsidiary as of the commencement of business as of the Closing Date based on the Closing Date Balance Sheet, and showing any calculations with respect to any necessary Purchase Price Adjustment (the “Adjustment Schedule”), in each case together with reasonable supporting documentation. The Closing Date Balance Sheet shall be prepared and Net Book Value shall be determined in accordance with GAAP, applied in a manner consistent with those used in preparing the Audited 1999 Financial Statements, except that:

(A) all saleable inventory shall be valued as of the Closing Date in a manner consistent with the past practices of the Company and with the Audited 1999 Financial Statements and all nonsaleable inventory shall be attributed no value (it being understood that any inventory that technically may be considered “obsolete” under GAAP shall be included in the inventory valuation if it is saleable);

(B) the Closing Date Balance Sheet and Net Book Value shall not reflect any reserve or other adjustment for Product Warranty Claims;

(C) the reserve for bad debts and any other reserves or adjustments to the trade accounts receivable (collectively, the “Accounts Receivable Adjustments”), as set forth on the Closing Date Balance Sheet, shall be determined as follows: (1)first, there shall be a calculation of the Accounts Receivable Adjustments in a manner consistent with the past practices of the Company and with the Audited 1999 Financial Statements (which shall include any reversal of trade accounts receivable for goods returned consistent with past practice, it being understood that returned goods will be included in inventory (such initial calculation shall be referred to as the “Company Reserve”); (2) second, to the extent the Accounts Receivable Adjustments were not reflected on the Audited 1999 Financial Statements in a manner consistent with GAAP, there shall be a calculation of the Accounts Receivable Adjustments in accordance with GAAP, except that no adjustments for Product Warranty Claims shall be made (the “GAAP Reserve”); (3)third, there shall be a calculation of a product which shall equal (x) 0.035 multiplied by (y) the aggregate face amount of the trade accounts receivable of the Company and its Subsidiary set forth on the Closing Date Balance Sheet (such product shall be referred to as the “Receivables Threshold”), and (4) fourth, in the event that the GAAP Reserve or the Company Reserve is equal to or less than the Receivables Threshold, then the lesser of the GAAP Reserve or the Company Reserve shall be reflected on the Closing Date Balance Sheet as the reserve for Accounts Receivables Adjustments, and, in the event the GAAP Reserve exceeds the Receivables Threshold, the Accounts Receivable Adjustments reflected on the Closing Date Balance Sheet shall be an amount equal to the sum of the Company Reserve and the difference between the GAAP Reserve and the Receivables Threshold; and

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(D) Except as otherwise provided in Section 2(j)(ii)(A), Section 2(j)(ii)(B), and Section 2(j)(ii)(C), to the extent the Audited 1999 Financial Statements were not prepared in accordance with GAAP consistently applied (based upon the authoritative accounting pronouncements and literature in effect as of December 31, 1999) and as a result the Net Book Value would otherwise be overstated or understated as of the Closing Date, the Closing Date Balance Sheet shall be prepared and the Net Book Value shall be determined in accordance with GAAP as in effect as of December 31, 1999 (it being agreed that to the extent GAAP permits the use of alternative methodologies or approaches, including materiality determinations, those methodologies and approaches, including materiality determinations, used in preparing the Audited 1999 Financial Statements shall be applied in a consistent manner in preparing the Closing Date Balance Sheet and determining Net Book Value).

(iii) The Shareholder Representative shall, within thirty (30) days following its receipt of the Closing Date Balance Sheet and the Adjustment Schedule, accept or reject the Purchase Price Adjustment submitted by the Parent. If the Shareholder Representative disagrees with such calculation, he shall give written notice to the Parent of such disagreement and any reason therefor within such thirty (30) day period. Should the Shareholder Representative fail to notify the Parent of a disagreement within such thirty (30)day period, the Shareholders shall be deemed to agree with the Parent’s calculation. Upon request by the Shareholder Representative at any time after receipt of the Closing Date Balance Sheet and Adjustment Schedule, Parent shall and shall cause Company to promptly make available in the Chicago metropolitan area to the Shareholder Representative and his accountants and other representatives the work papers used in preparing the Closing Date Balance Sheet and the Adjustment Schedule and in determining Parent’s calculation of the Purchase Price Adjustment and such other documents as the Shareholder Representative may reasonably request in connection with his review thereof, as well as access by telephone or in person to the personnel that Parent or the Company employed to prepare the Closing Date Balance Sheet and Adjustment Schedule. If the Shareholder Representative does raise any objections, Parent and the Shareholder Representative shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after the Shareholder Representative shall have submitted his objections to Parent, any remaining disputes shall be resolved by the Chicago, Illinois office of Deloitte & Touche (the “Arbitrator Firm”). The Arbitrator shall act as an arbitrator, shall resolve all disputes on terms in accordance with this Agreement, shall issue its report in writing within sixty (60) days after such disputes are submitted to the Arbitrator Firm and such report shall be conclusive and binding upon the Parties. The Shareholders on the one hand, and the Parent on the other hand, shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator Firm hereunder shall be borne by the Shareholders and the Parent in such proportion as the Arbitrator Firm shall determine based on the relative merit of the position of the parties. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the Arbitrator Firm in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

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(iv) If, based on the Adjustment Schedule as finally determined, (i) the Net Book Value of the Company and its Subsidiary is greater than $20,614,000, the Parent shall pay to a bank or other account designated in writing by the Shareholder Representative to the Shareholders by wire transfer or other immediately available funds, such excess, plus interest on such amount at the Closing Interest Rate from the Closing Date through the date such payment is made, (ii) the Net Book Value of the Company and its Subsidiary is less than $20,614,000, the Shareholders shall pay to the Surviving Corporation such deficit, plus interest on such amount at the Closing Interest Rate from the Closing Date through the date such payment is made, or (iii) the cash and cash equivalents (as defined in accordance with GAAP)of the Company and its Subsidiary as reflected on the Closing Date Balance Sheet is less than $8,618,000, the Shareholders shall pay to the Surviving Corporation, such deficit. Final amounts due hereunder shall be paid no later than five (5) business days following the Shareholder Representative’s agreement with the Parent’s calculation of the Purchase Price Adjustment, or in the event of a disagreement, following the resolution of such disagreement by written agreement of the Parent and the Shareholder Representative, or the determination of the Arbitrator Firm pursuant to Section 2(j)(iii) above.

     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to the Parent and the Buyer that the statements contained in this Section 3 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date, except as specified to the contrary in the corresponding paragraph of the disclosure schedule prepared by the Company accompanying this Agreement and initialed by the Company and the Buyer (the “Company Disclosure Schedule”). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a)	Organization of the Company and its Subsidiary.

(i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and is duly qualified to conduct business in every jurisdiction where such qualification is required, which jurisdictions are set forth on Section 3(a)(i) of the Company Disclosure Schedule. The Shareholders are the sole record owners of the capital stock of the Company.

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(ii) Hansen Technologies Limited is a Subsidiary of the Company, and is a corporation duly organized, validly existing, and in good standing under the laws of the United Kingdom and is duly qualified to conduct business in every jurisdiction where such qualification is required, which jurisdictions are set forth on Section 3(a)(ii) of the Company Disclosure Schedule. The Company is the sole record and beneficial owner of the capital stock of Hansen Technologies Limited.

(b)	Authorization of Transaction.

The Company has full corporate power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Company has duly authorized the execution, delivery, and performance of this Agreement by the Company. Subject to approval of this Agreement by the Shareholders, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions. In the event the Closing shall occur, the Shareholders shall have taken all shareholder action necessary on their part to duly authorize the execution, delivery and performance of this Agreement by the Company. Neither the Company, its Subsidiary, nor the Shareholders need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any United States (other than with respect to HSR), or to the Knowledge, after reasonable inquiry, of the Company, United Kingdom or other European Union governmental agency in order for the Company to consummate the transactions contemplated by this Agreement.

(c)	Noncontravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by the Company, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or its Subsidiary is subject or any provision of the articles of incorporation or the bylaws of the Company or its Subsidiary, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

(d)	Brokers’ Fees.

Neither the Company, its Subsidiary, nor the Shareholders have incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

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(e)	Title to Assets.

The assets of the Company and its Subsidiary constitute all of the property and assets used by the Company and its Subsidiary or necessary to conduct the Business as presently conducted. Except for the Intellectual Property of the Company, the Company and its Subsidiary have good title to all of the assets of the Company free and clear of any Security Interest.

(f)	Capitalization; Company Shares.

Section 3(f) of the Company Disclosure Schedule sets forth the number of authorized, issued, and outstanding equity securities of each of the Company and its Subsidiary, and indicates the record owners of such securities. The equity securities of each of the Company and its Subsidiary set forth on Section 3(f) of the Company Disclosure Schedule constitute all of the issued and outstanding capital stock of each of the Company and its Subsidiary, are validly issued, fully paid and non-assessable and owned, of record, by the stockholders set forth on Section 3(f) of the Company Disclosure Schedule, and none of such equity securities are subject to, nor have any been issued in violation of, preemptive or similar rights.

(i) The Company Shares constitute all of the issued and outstanding capital stock of the Company, are validly issued, fully paid and non-assessable and owned, of record, by the Shareholders, and none of the Company Shares are subject to, nor have any been issued in violation of, preemptive or similar rights.

(ii) All issuances, sales and repurchases of equity interests by the Company and its Subsidiary (including, without limitation, under the Restricted Stock Plan) have been effected in compliance with all applicable laws, including, without limitation, applicable foreign, federal and state securities laws. The stock ledger and other corporate records of the Company and its Subsidiary contain a complete and correct record of all issuances and transfers of equity interests of the Company and its Subsidiary. No options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company and its Subsidiary, contingently or otherwise, to issue or sell any shares of its common stock or any securities convertible into or exchangeable for any such shares or any other securities, are outstanding, and no authorization therefor has been given. At Closing, the Company will not have any Liability to any Person pursuant to the terms of the Restricted Stock Plan, except (i) the obligation to pay for the repurchase of Mr. Downen’s and Mr. Zver’s Company Shares, as reflected on the Financial Statements, and (ii) the obligation to pay for the repurchase of any Company Shares of any Shareholder whose employment with the Company terminates after the date of this Agreement, provided that any such repurchase obligation is satisfied in full and in cash.

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(g)	Financial Statements.

Attached as Section 3(g) of the Company Disclosure Schedule (collectively, the “Financial Statements”) are (i) audited consolidated balance sheet and related consolidated statement of income and retained earnings, comprehensive income and cash flow of the Company and its Subsidiary as of December 31, 1999 (the “Audited 1999 Financial Statements”), and (ii) unaudited interim consolidated balance sheet and related consolidated statement of income and retained earnings, comprehensive income and cash flow of the Company and its Subsidiary through May 31, 2000 (the “Most Recent Financial Statements”).

(i) Each of the Financial Statements is consistent with the books and records of the Company. Each of the Financial Statements has been prepared in conformity with GAAP and presents fairly the financial condition and results of operations and cash flows of the Company and its Subsidiary at the dates and for the periods specified, subject, in the case of unaudited financial statements, to the absence of notes and the absence of normal recurring year-end adjustments and procedures (none of which require material adjustment or are inconsistent in any material respect with past practice).

(ii) Neither the Company nor its Subsidiary have any debt, liability or obligation which is in the nature of an off-balance sheet debt, that is not reflected or reserved against in the Financial Statements. Accounts payable reflected in the Financial Statements have arisen from bona fide transactions. Neither the Company nor its Subsidiary are directly or indirectly a guarantor or obligated to provide funds in respect of a Liability of a third-party, except to the extent reflected and fully reserved against in the Financial Statements. Except as set forth in the Financial Statements, all liabilities of the Company and its Subsidiary can be prepaid without penalty at any time.

(h)	Events Subsequent to December 31, 1999.

Since December 31, 1999, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company and its Subsidiary. Without limiting the generality of the foregoing, since that date to the date hereof, the Company and its Subsidiary:

(i) have not sold, leased, transferred, or assigned any of its assets, tangible or intangible, except for sales of inventory in the Ordinary Course of Business, and except for the disposition of other assets having a value of not more than $40,000 in the aggregate;

(ii) except for purchase orders entered into in the Ordinary Course of Business and consistent with past practice, have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $40,000 or outside the Ordinary Course of Business;

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(iii) have not, and to the Knowledge of the Company, no party has, accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $40,000 to which the Company or its Subsidiary is a party or by which it is bound;

(iv) have not imposed or permitted any Security Interest upon any of their assets, tangible or intangible;

(v) have not made any distribution or any capital expenditure (or series of related capital expenditures) either involving more than $40,000 or outside the Ordinary Course of Business;

(vi) have not made any capital investment in, any loan to, or any acquisition of the securities of any other Person, or acquisition of assets, other than inventory, supplies and other assets in the Ordinary Course of Business;

(vii) have not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness;

(viii) have not delayed or postponed the payment of accounts payable or other Liabilities outside of the Ordinary Course of Business;

(ix) have not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(x) have not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) have not changed or authorized any change in their articles of incorporation, bylaws, or similar charter documents;

(xii) have not experienced any material damage, destruction, or loss (whether or not covered by insurance) to their property;

(xiii) have not made any loan to, or entered into any other transaction with, any of their directors or officers, and except in the Ordinary Course of Business, have not made any loan to, or entered into any other transaction with, any employees;

(xiv) have not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) have not granted any increase in the compensation of any of their directors, officers, and employees other than general increases for employees in the Ordinary Course of Business;

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(xvi) have not adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of their directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii) have not made any other change in employment terms for any of their directors, officers, and employees other than general increases for employees in the Ordinary Course of Business;

(xviii) have not made or pledged to make any charitable or other capital contribution;

(xix) have not declared or paid any dividend or other distribution, whether in cash or other property; and

(xx) have not entered into a commitment to do any of the foregoing.

(i)	Undisclosed Liabilities.

Neither the Company nor its Subsidiary have any Liability, except for (i) Liabilities set forth on the Financial Statements, and (ii) Liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of contract that would result in a breach of the representations and warranties contained in Section 3(p) below, result in a Product Warranty Claim that would constitute a breach of the representations and warranties contained in Section 3(v) below, product liability or tort which are not covered by insurance maintained by the Company, infringement, or violation of law that would breach the representations and warranties contained in Section 3(j) below), (iii) Liabilities set forth on Section 3(i) of the Company Disclosure Schedule (“Undisclosed Liabilities”).

(j)	Legal Compliance.

The Company and its Subsidiary have complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the failure to comply with which, individually or in the aggregate, will result in Adverse Consequences the costs of which will exceed $25,000, and no action, suit, proceeding, hearing, charge, complaint, claim, demand, notice or, to the Knowledge of the Company, investigation, has been filed or commenced against the Company and its Subsidiary alleging any failure so to comply. The Company and its Subsidiary have duly filed all reports and returns required to be filed by it with governmental authorities and obtained all governmental permits and licenses and other governmental consents which are required in connection with the businesses and operations of the Company and its Subsidiary; all of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them are pending or, to the Knowledge of the Company, threatened, except where any of the above would not have a material adverse effect on the Company and its Subsidiary, taken as a whole.

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(k)	Tax Matters.

(i) The Company’s election to be treated as a “S Corporation” within the meaning of Code Sections 1361 et. seq. for federal income tax purposes terminated effective as of January 1, 1986.

(ii) The Company and its Subsidiary have filed all Tax Returns that they were required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company and its Subsidiary (whether or not shown on any Tax Return), have been paid or will be provided for on the Closing Date Balance Sheet. Neither the Company nor its Subsidiary are the beneficiary of any extension of time within which to file any Tax Return. There are no outstanding claims by an authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests currently in place on any of the assets of the Company or its Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(iii) The Company and its Subsidiary have made all withholdings of Taxes required to be made in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose.

(iv) Neither the Company nor its Subsidiary are currently under audit with respect to Taxes by any authority, and have not received any written notice that any authority is considering assessing any additional Taxes for any period for which Tax Returns have been filed and are not closed by the applicable statute of limitations. There is no dispute or claim concerning any Tax Liability of the Company or its Subsidiary either (A) claimed or raised by any authority in writing or (B) as to which the Company has Knowledge based upon personal contact with any agent or representative of such authority. Section 3(k) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax returns filed with respect to the Company and its Subsidiary for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to the Buyer true, correct and complete copies of all federal and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiary since December 31, 1996.

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(v) Neither the Company nor its Subsidiary have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi) Neither the Company nor its Subsidiary have made any payments, are obligated to make any payments, or is a party to any agreement that could obligate any of them to make any payments that will not be deductible under Code Section 280G. Neither the Company nor its Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor its Subsidiary (A) have been a member of an Affiliated Group filing a consolidated federal income Tax Return (or comparable state Tax Return) (other than a group the common parent of which was the Company) or (B) have any Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l)	Real Property.

(i) Neither the Company nor its Subsidiary own any real property except the Real Property. With respect to the Real Property:

(A) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, lawsuits, annexations or administrative actions, special assessments, impact fees, or other governmental exactions (other than ad valorem taxes)relating to the Real Property or other matters affecting adversely the current use or occupancy thereof;

(B) the Real Property is in compliance with all zoning, building, health and other land use laws, ordinances, rules, codes, regulations, orders and requirements, and all facilities located on the parcel of property have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations, the damages for noncompliance, or the failure to receive such approvals, as the case may be, for which would exceed $25,000;

(C) there are no leases, subleases, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property;

(D) there are no outstanding contracts, options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein;

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(E) there are no parties (other than the Company) in possession of the Real Property;

(F) adequate and usable public sanitary and storm sewers, public water facilities and other utilities for the use of the Real Property as currently used by the Company are available without charge except for customary usage charges;

(G) no portion of the Real Property is subject to any restrictions on use or development, such as being a government designated “wetland” area; and

(H) the Real Property has not been used as a landfill or for the dumping of debris or mining activities.

(ii) Section 3(l)(ii) of the Company Disclosure Schedule lists and describes briefly all real property leased to the Company and its Subsidiary (the “Leased Real Property”). The Company has delivered or made available to the Buyer true, correct and complete copies of the leases for the Leased Real Property (as amended to date). With respect to each lease for Leased Real Property:

(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect against the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other parties thereto;

(B) neither the Company nor its Subsidiary are, and to the Knowledge of the Company, no party to the lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C) neither the Company nor its Subsidiary have, and to the Knowledge of the Company, no party to the lease or sublease has, repudiated any provision thereof;

(D) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

(E) neither the Company nor its Subsidiary have assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; or

(F) to the Knowledge of the Company, all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations.

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(m)	Intellectual Property.

(i) The Company and its Subsidiary own or have the right to use, pursuant to license, sublicense, agreement, or permission, all Intellectual Property necessary or used in the operation of the Business as presently conducted. The Shareholders and each director, officer or employee of the Company and its Subsidiary has heretofore transferred or agreed in writing to transfer to the Company and its Subsidiary all right, title and interest of such person in and to any Intellectual Property invented by such person in the course of his employment with the Company or the Subsidiary, as the case may be, and used in the operation of the Business as presently conducted or as presently proposed to be conducted. Each item of Intellectual Property included among the assets of the Company and its Subsidiary or owned or used by the Company or its Subsidiary immediately prior to the Closing hereunder will be owned or available for use by the Company and its Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii) Neither the Company nor its Subsidiary has infringed upon, or misappropriated any Intellectual Property rights of third parties, and neither the Company nor its Subsidiary have ever received any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation (including any claim that any of the Company or its Subsidiary must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or its Subsidiary.

(iii) Section 3(m)(iii) of the Company Disclosure Schedule identifies each patent or registration which has been issued or transferred to the Company, its Subsidiary, or the Shareholders with respect to any of its Intellectual Property, identifies each pending patent application for registration which the Company, its Subsidiary, or the Shareholders has made with respect to any of its Intellectual Property, identifies each license, agreement, or other permission which the Company, its Subsidiary, or the Shareholders has granted to any third party with respect to any of its Intellectual Property, identifies each trade name or unregistered trademark used by the Company or its Subsidiary in connection with the Business, and identifies each Internet domain name used by the Company or its Subsidiary in connection with the Business. The Company has delivered or made available to the Buyer true, correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Company Disclosure Schedule:

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(A) the Company or its Subsidiary possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction other than as set forth in any license, agreement or other provisions referred to in Section 3(m)(iii)(C);

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) Neither the Company nor its Subsidiary has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) Section 3(m)(iv) of the Company Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company or its Subsidiary uses pursuant to license, sublicense, agreement, or permission. The Company has delivered or made available to the Buyer true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(m)(iv) of the Company Disclosure Schedule;

(A) To the Knowledge of the Company, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the Merger referred to in Section 2 above);

(C) neither the Company nor its Subsidiary, and to the Knowledge of the Company, no other party to the license, sublicense, agreement, or permission, is in breach or default, and to the Knowledge of the Company, no event has occurred which with notice of lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) neither the Company nor its Subsidiary have, and to the Knowledge of the Company, no other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof;

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(E) to the Knowledge of the Company, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(F) to the Knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(G) neither the Company nor its Subsidiary have granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(n)	Tangible Assets.

The Company and its Subsidiary own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. Each such tangible asset is, to the Knowledge of the Company, free from any material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear and taking into account its age), and is suitable for the purposes for which it presently is used.

(o)	Inventory.

The inventory of the Company and its Subsidiary that is reflected on their respective books and records and will be included in the Inventory Count consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and such inventory is not damaged or defective, and is saleable in the Ordinary Course of Business.

(p)	Contracts.

Section 3(p) of the Company Disclosure Schedule lists the following contracts and other agreements, written or oral, to which the Company or any of its Subsidiary is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $40,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or which to the Knowledge of the Company, will result in a loss to the Company or its Subsidiary, or which involves consideration, in excess of $40,000;

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(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which either of them has created, incurred, assumed, or guaranteed any Indebtedness, under which either of them has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement imposing a confidentiality or noncompetition obligation on the Company or its Subsidiary or any material agreement imposing a confidentiality or noncompetition obligation on any third party;

(vi) any agreement involving the Shareholders to which the Company or its Subsidiary is a party;

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any of its current or former directors, officers, and employees;

(viii) any agreement (A) for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $60,000 or (B) providing severance benefits;

(ix) any agreement under which any of them have advanced or loaned any amount to any of their directors, officers, and employees;

(x) any agreement under which the consequences of a default or termination would have an adverse effect in the amount of $40,000 or more on the business, financial condition, or operations of the Company or its Subsidiary; or

(xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $40,000.

The Company has delivered or made available to the Buyer a true, correct and complete copy of each written agreement listed in Section 3(p) of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(p) of the Company Disclosure Schedule. Except as described in Section 3(p) of the Company Disclosure Schedule, there is no written agreement between either the Company or its Subsidiary and Hermetic-Pumpen GmbH or its affiliates, which relates to the Hermetic Pump Business. With respect to the customer orders of the Company and its Subsidiary, all such orders have been priced at an amount consistent with past practice. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect against the Company or its Subsidiary, as the case may be, and to the Knowledge of the Company against the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor’s rights generally; (B) to the Knowledge of the Company, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor’s rights generally; (C) neither the Company nor its Subsidiary are, and to the Knowledge of the Company, no other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such agreement; (D) neither the Company nor its Subsidiary, and to the Knowledge of the Company no other party has repudiated any provision of such agreement; and (E) such agreement does not prohibit or require consent in the event of a change of control of the Company or its Subsidiary. Neither the Company nor its Subsidiary (i) has engaged the Arbitrator Firm to perform any services for either of them during the three (3) year period ending on the date hereof or (ii) is currently engaged in any kind of discussions with the Arbitrator Firm with respect to its possible engagement to perform any services for the Company or its Subsidiary, other than as contemplated by Section 2(j)(iii) of this Agreement.

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(q)	Notes and Accounts Receivable.

The notes and accounts receivable of the Company and its Subsidiary are reflected properly on their books and records, are valid receivables subject to no valid setoffs or counterclaims.

(r)	Indebtedness.

The Indebtedness of the Company and its Subsidiary (excluding accounts payable) is not greater than that which is set forth in the Most Recent Financial Statements. Except for the Indebtedness disclosed on the Financial Statements, neither the Company nor its Subsidiary has any Indebtedness.

(s)	Powers of Attorney.

There are no outstanding powers of attorney executed on behalf of the Company or its Subsidiary.

(t)	Insurance.

Section 3(t) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company and its Subsidiary have been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

(i) the name, address, and telephone number of the agent;

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(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage; and

(iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) all policy premiums due to date have been paid in full, and to the Knowledge of the Company, the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods for which it purports to provide coverage subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement or moratorium or other similar laws from time to time affecting creditor’s rights generally; (B) neither the Company nor its Subsidiary or, to the Knowledge of the Company, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) to the Company’s Knowledge no party to the policy has repudiated any provision thereof. Section 3(t) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company and its Subsidiary.

(u)	Litigation.

Neither the Company nor its Subsidiary (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) are a party nor, to the Knowledge of the Company, have been threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(v)	Product Warranty.

Each product manufactured, sold, leased, or delivered by the Company and its Subsidiary or service provided by the Company and its Subsidiary has been in conformity with all applicable contractual commitments and all warranties, and neither the Company nor its Subsidiary have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability)for replacement or repair thereof or other damages in connection therewith, except for Product Warranty Claims, the aggregate amount of which does not exceed $250,000, or for which the Company and its Subsidiary are insured. Except as otherwise may be provided by applicable law, no product manufactured, sold, leased, or delivered by the Company and its Subsidiary is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(v) of the Company Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company and its Subsidiary (containing applicable guaranty, warranty, and indemnity provisions). The warranty claims history of the Company for the years 1998 and 1999 included on the ISO9000 report (a copy of which has been provided to Buyer) is true and correct in all material respects.

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(w)	Product Liability.

There are no asserted or, to the Knowledge of the Company, threatened, claims against the Company and its Subsidiary arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and its Subsidiary which is reasonably likely to result in Liability to the Company and its Subsidiary and the Company has no Knowledge of a reasonable basis for any such claim.

(x)	Employees.

Section 3(x) of the Company Disclosure Schedule sets forth in all material respects (A) the name, (B) the current annual salary (or hourly wage), including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, and (C) the specific identity of the employing entity, of all present employees, consultants, and independent contractors employed by the Company and its Subsidiary as of the date hereof. To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company or its Subsidiary. Neither the Company nor its Subsidiary are a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances or claims of unfair labor practice. The Company does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees. There is no claim outstanding or, to the Knowledge of the Company, threatened, claims respecting employment of any past or present employee of the Company and its Subsidiary including, without limitation, claims of personal injury (unless fully covered by worker’s compensation, liability or indemnity insurance) discrimination, wage, hours or similar laws or regulations. There are no written employment or similar agreements for a fixed term between any employee of the Company and its Subsidiary and the Company and its Subsidiary; each employee of the Company and its Subsidiary is an at-will employee.

(y)	Employee Benefits.

(i) No other corporation, trade, business, or other entity, would, together with the Company and its Subsidiary constitute a single employer within the meaning of Code Section 414.

(ii) Section 3(y) of the Company Disclosure Schedule contains a true and complete list of all of the Employee Benefit Plans which are presently in effect or which have previously been in effect within the last three (3) years for the benefit of current or former employees, officers, directors or consultants of the Company and its Subsidiary (the “Company Plans”). There are no Company Plans established or maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens.

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(iii) No actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, with respect to any Company Plan and no event or condition exists or may be reasonably expected to occur which would result in the Company and its Subsidiary having any liability in respect of any Company Plan not reflected on the Financial Statements.

(iv) The Company and its Subsidiary have made all contributions or payments to or under each Company Plan required by law, or by the terms of such Company Plan.

(v) There is no lien outstanding upon any Assets pursuant to Code Section 412(n) in favor of any Company Plan.

(vi) The Company does not have any past, present or future obligation or liability to contribute to any Multiemployer Plan.

(vii) Neither the Company nor its Subsidiary are obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in Code Section 280G(b) (determined without regard to Code Section 280G(b)(2)(A)(ii)).

(viii) With respect to each of the Company Plans:

(A) each of the Company Plans has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Code, other applicable law, and all regulations promulgated thereunder;

(B) none of the Company Plans nor any Fiduciary has engaged in a Prohibited Transaction as defined in ERISA Section 406 or Code Section 4975 (for which no individual or class exemption exist under ERISA Section 408 or Code Section 4975, respectively);

(C) all filings, returns, and reports as to each of the Company Plans required to have been made on or before the Closing Date to the Internal Revenue Service, or to the United States Department of Labor, the Pension Benefit Guaranty Corporation, or any other governmental agency have been or will be duly made by that date;

(D) each of the Company Plans which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s)from the Internal Revenue Service as to qualification of such Company Plan for the period from its adoption through the Closing Date or the remedial amendment period for obtaining a favorable determination letter has not yet expired; nothing has occurred, whether by action or failure to act, which has resulted in or would cause the loss of such qualification; and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

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(E) each of the Company Plans which is required to satisfy Code Sections 401(k)(3) or 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Sections 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date;

(F) no event has occurred and no condition exists relating to any of the Company Plans that would subject the Company and its Subsidiary to any Tax or Liability under IRS Sections 4971, 4972 or 4979, or to any Liability under ERISA Sections 502 or 4071; and

(G) to the extent applicable, each of the Company Plans has been funded in accordance with its governing documents, ERISA and the Code or other applicable law, has not experienced any accumulated funding deficiency (whether or not waived) and has not exceeded its full funding limitation (within the meaning of Code Section 412) at any time.

(ix) With respect to the Company Plans which provide group health benefits to employees of the Company and its Subsidiary and are subject to the requirements of Code Section 4980B and Part 6, Subtitle B of Title I of ERISA (“COBRA”), such group health plan has been administered in every material respect in accordance with its governing documents and COBRA and with the group health plan requirements of Subtitle K, Chapter 100 of the Code and ERISA Sections 701 et. seq.

(x) With respect to employee benefit matters generally:

(A) neither the Company, its Subsidiary, nor any person, firm or corporation which is or has been under common control of the Company and its Subsidiary within the meaning of Section 4001(b) of ERISA, maintains or contributes to or has ever maintained or contributed to any Employee Benefit Plan subject to Title IV of ERISA;

(B) the consummation of the transactions contemplated hereby will not accelerate or increase any Liability under any of the Company Plans because of an acceleration or increase of any of the rights or benefits to which Company Plan participants or beneficiaries may be entitled thereunder;

(C) the Company does not have any obligation to any retired or former employee or any current employee of the Company and its Subsidiary upon retirement or termination of employment under any Company Plans, other than such obligations imposed by COBRA; and

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(D) any of the Company Plans which is an “employee welfare benefit plan,” within the meaning of ERISA Section 3(1), may be terminated prospectively without Liability to the Company, Parent, Buyer, or Surviving Corporation, including, without limitation, Liability for unreported (e.g., run-off) benefit claims, premium adjustments or termination charges of any kind.

(z)	Guaranties.

Neither the Company nor its Subsidiary are a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

(aa)	Environment, Health, and Safety.

Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3(aa) are the sole representations and warranties made with respect to or relating to Environment, Health and Safety Laws and any Liability related thereto. In addition, notwithstanding any other provision of this Section 3(aa), regarding the leased properties in Florida and Illinois and all operations associated therewith, all representations and warranties contained in this Section 3(aa) with respect to the actions (or omissions) of any Person other than the Company and its Subsidiary are made to the Company’s Knowledge.

(i) The Company and its Subsidiary have complied with all Environmental, Health, and Safety Laws, the failure to comply with which is reasonably likely to result in Adverse Consequences in an amount in excess of $10,000 individually or in the aggregate, and no action, suit, proceeding, hearing, charge, complaint, claim, demand, notice, or to the Knowledge of the Company, investigation, has been filed or commenced against the Company or its Subsidiary alleging such failure.

(ii) Neither the Company nor its Subsidiary have any Liability (and neither the Company nor its Subsidiary have handled, used, stored, treated, recycled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that constitutes a violation of Environmental, Health and Safety Laws, could form the Basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand giving rise to any Liability) for penalties, investigations of or damage to any site, location, body of water (surface or subsurface), or other natural resources, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Laws.

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(iii) All properties and equipment used in the Business are, and to the Company’s Knowledge, in the past, have been free of any amounts of asbestos, PCB’s, methylene chloride, trichlorethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, the presence of which constitutes a violation of Environmental, Health and Safety Laws which is reasonably likely to result in Adverse Consequences.

(iv) Neither the Company nor its Subsidiary have any Liability for which the Company or its Subsidiary is responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA” or the “Superfund Act”), or any similar state or local law, rule or regulation.

(bb)	Certain Business Relationships with the Company and its Subsidiary.

None of the Shareholders or, to the Company’s Knowledge, their current or former spouses, children, parents, grandparents, cousins, or other relatives has been involved directly or indirectly in any business arrangement or relationship with the Company or its Subsidiary since December 31, 1998, and no Shareholder owns any asset, tangible or intangible, which is used in the Business.

     4. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER.

     Parent and Buyer, jointly and severally, represent and warrant to the Shareholders that the statements contained in this Section 4 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date.

(a)	Organization of the Parent and the Buyer.

Each of Parent and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation to do business in every jurisdiction where such qualification is required.

(b)	Authorization of Transaction.

Each of Parent and Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Parent and Buyer, enforceable in accordance with its terms and conditions. Neither the Parent nor the Buyer need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agencies in order for the Parties to consummate the transactions contemplated by this Agreement.

(c)	Noncontravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (i)will violate any constitution, state, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, or any provision of its certificate of incorporation or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Parent or Buyer is a party or by which either of them is bound or to which any of their representative assets is subject (or result in the imposition of any Security Interest upon any of their respective assets)which is reasonably likely to have a material adverse effect on their ability to consummate the transactions contemplated by this Agreement.

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(d)	Financial Resources.

The Parent has sufficient financial resources to pay the Aggregate Consideration as required by this Agreement.

(e)	Broker’s Fees.

Neither Parent nor Buyer has incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholders could become liable or obligated.

(f)	Arbitrator Firm.

None of Parent, Buyer or any of their affiliates (i) have engaged the Arbitrator Firm to perform any services for any of them during the three (3) year period ending on the date hereof or (ii) are currently engaged in any kind of discussions with the Arbitrator Firm with respect to its possible engagement to perform any services for Parent, Buyer or any of their affiliates, other than as contemplated by Section 2(j)(iii) of this Agreement.

5. CONDITIONS TO OBLIGATION TO CLOSE.

(a)	Conditions to Obligation of Parent and Buyer.

The obligation of Parent and Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the assets of the Company and its Subsidiary or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

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(iv) all filings that are required to have been made by the Parties with any United States, United Kingdom, or other European Union governmental agency in order to carry out the transactions contemplated by this Agreement shall have been made and all authorizations, consents and approvals from any United States, United Kingdom, or other European Union governmental agency (including but not limited to all necessary approvals under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) required to carry out the transactions contemplated by this Agreement shall have been received and any applicable waiting periods shall have expired;

(v) The Shareholders shall have approved this Agreement and none of such Shareholders shall have exercised dissenter’s rights under the Illinois Act in connection with the transactions contemplated by this Agreement, and the statutory period to exercise such dissenter’s rights shall have expired, or such right to exercise dissenter’s rights shall have been waived;

(vi) the Company shall have delivered to the Parent and the Buyer a certificate, executed by the Company, to the effect that the conditions specified above in Section 5(a)(i)-5(a)(v) have been satisfied in all respects;

(vii) each of Charles C. Hansen III and Bruce G. Hansen shall have entered into a Noncompetition and Assignment of Inventions Agreement with a term equal to five (5) years, and each of John Yencho, Richard Bergquist, Curtis Knapp, Harold W. Streicher, Orval J. Kuhn, Jr., and Jeff Mackowiak shall have entered into a Noncompetition and Assignment of Inventions Agreement with a term equal to two (2) years, in form and substance as set forth in Exhibit C attached hereto (each, a “Noncompetition and Assignment of Inventions Agreement”), and the same shall be in full force and effect;

(viii) each of John Yencho, Harold W. Streicher, Orval J. Kuhn, Jr., and Jeff Mackowiak shall have entered into an Employment Agreement with a term equal to one (1) year, in form and substance as set forth in Exhibit D attached hereto (each, an “Employment Agreement”), each containing the titles and base compensation with respect to each employee as set forth in Exhibit E attached hereto, and the same shall be in full force and effect;

(ix) each of the Shareholder Representative, the Company, and the Escrow Agent shall have entered into the Escrow Agreement;

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(x) each of the Shareholders, the Parent, the Buyer, and the Company shall have entered into an indemnification and release agreement (the “Indemnification and Release Agreement”), in form and substance as set forth in Exhibit F hereto;

(xi) the Company shall have delivered to the Parent and the Buyer a payoff letter with respect to all amounts due under the Indebtedness of the Company and its Subsidiary with respect to the Real Property, in form and substance reasonably satisfactory to the Parent and the Buyer;

(xii) each of the Buyer and the Company shall have received the consent and estoppel of each of Jean Rappold, RB Properties, and Lexitron Limited, in form and substance satisfactory to the Parent and the Buyer, with respect to the Leased Real Property;

(xiii) the Parent and the Buyer shall have received from counsel to the Company and the Shareholders opinions with respect to the Company and its Subsidiary and the transactions contemplated hereby in form and substance as set forth in Exhibit G attached hereto, addressed to the Parent and the Buyer, and dated as of the Closing Date;

(xiv) the Company shall have taken all necessary corporate action to terminate all Company Plans, as set forth in Section 6(d) below, and evidence of the same shall have been delivered to the Parent and the Buyer;

(xv) the Company shall have conducted and completed the Inventory Count;

(xvi) the certificate of merger and the articles of merger with respect to the Merger shall have been filed in accordance with the Delaware Act and the Illinois Act, respectively;

(xvii) the Company shall have delivered to Parent and Buyer a certificate of the Secretary of the Company as to the incumbency of its officers, a copy of a certificate evidencing the incorporation and good standing of the Company, a copy of the articles and bylaws of the Company, and a copy of the resolutions adopted by the board of directors and the shareholders of the Company with respect to the transactions contemplated by this Agreement; and

(xviii) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Parent and the Buyer.

Either the Parent or the Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

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(b)	Conditions to Obligation of the Company.

The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Parent and Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) all filings that are required to have been made by the Parties with any United States, United Kingdom, or other European Union governmental agency in order to carry out the transactions contemplated by this Agreement shall have been made and all authorizations, consents and approvals from any United States, United Kingdom, or other European Union governmental agency (including but not limited to all necessary approvals under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) required to carry out the transactions contemplated by this Agreement shall have been received and any applicable waiting periods shall have expired;

(v) the Parent and the Buyer shall have delivered to the Company and the Shareholder Representative a certificate to the effect that the conditions specified above in Section 5(b)(i)-5(b)(iv) have been satisfied in all respects;

(vi) each of the Parent, Buyer and the Escrow Agent shall have entered into the Escrow Agreement;

(vii) the Buyer shall have offered each of John Yencho, Richard Bergquist, Curtis Knapp, Harold W. Streicher, Orval J. Kuhn, Jr., Mike Effrein, and Jeff Mackowiak the opportunity to enter into an Employment Agreement, each containing the titles and base compensation with respect to each employee as set forth in Exhibit E attached hereto;

(viii) the Shareholder Representative shall have received from counsel to the Parent and the Buyer an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Shareholder Representative, and dated as of the Closing Date;

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(ix) the Shareholders shall have approved this Agreement and none of such Shareholders shall have exercised dissenter’s rights under the Illinois Act in connection with the transactions contemplated by this Agreement and the statutory period to exercise such dissenter’s rights shall have expired, or such right to exercise dissenter’s rights shall have been waived;

(x) each of the Parent and the Buyer shall have delivered to the Company and the Shareholder Representative a certificate of the Secretary of each of the Parent and the Buyer as to the incumbency of each of their officers, a copy of certificates evidencing the incorporation and good standing of the Parent and the Buyer, a copy of the articles and bylaws of the Parent and the Buyer, and a copy of the resolutions adopted by the board of directors of the Parent and the Buyer with respect to the transactions contemplated by this Agreement; and

(xi) all actions to be taken by the Parent and the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

Either the Company or the Shareholder Representative may waive any condition specified in this Section 5(b) if it or he executes a writing so stating at or prior to the Closing.

6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period prior to the Closing:

(a)	Access and Investigation.

Between the date hereof and the Closing Date, the Company will cause its representatives to:

(i) afford the Buyer and its representatives (collectively, “Buyer’s Advisors”) reasonable access to the Company and its Subsidiary, and their personnel, properties (including for purposes of environmental testing), contracts, books and records, and other documents and data provided that such access does not unreasonably interfere with the conduct of the Business;

(ii) furnish the Buyer with copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request; and

(iii) furnish the Buyer and Buyer’s Advisors with such additional financial, operating and other data and information as the Buyer may reasonably request.

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(b)	Operation of the Businesses of the Company and its Subsidiary.

Between the date hereof and the Closing Date, the Company and its Subsidiary will, and the Company and its Subsidiary will cause its representatives to:

(i) conduct the Business only in the Ordinary Course of Business, or otherwise with the written consent of the Buyer;

(ii) use their reasonable efforts to preserve intact the current business organization of the Company and its Subsidiary, keep available the services of the current officers, employees, and agents of the Company and its Subsidiary, maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company and its Subsidiary, and maintain such amount of working capital necessary for the Company and its Subsidiary to conduct the Business in the Ordinary Course of Business, it being acknowledged that Charles C. Hansen III and Bruce Hansen shall cease performance of any such services on the Closing Date; and

(iii) confer with the Buyer concerning operational matters of a material nature and the status of business operations and finances.

(c)	Negative Covenant.

Except as otherwise permitted by this Agreement, between the date of this Agreement and the Closing Date, Parent and Buyer will not, without prior written consent of the Company, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause or result in an inaccuracy or breach of any of the representations or warranties of the Parent and Buyer set forth in this Agreement. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company and its Subsidiary will not, without the prior consent of the Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause or result in an inaccuracy or breach of any of the representations, warranties or covenants of the Company set forth in this Agreement, including, without limitation, any action specified in Section 3(h) of this Agreement. Without limiting the generality of the foregoing, the Company agrees that it shall not, and shall cause its Subsidiary not to, take any of the following actions without the prior written consent of the Buyer or the Parent:

(i) amend the Articles of Incorporation or Bylaws of the Company and its Subsidiary; make any change in its authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of the shares of capital stock or other equity securities of the Company or its Subsidiary or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option or warrant relating to, right to acquire, or security convertible into, shares of capital stock or other equity security of the Company and its Subsidiary; purchase, redeem, retire or otherwise acquire any shares of, or any security convertible into, capital stock or other equity security of the Company and its Subsidiary, or agree to do any of the foregoing set forth in this Section 6(c)(i), except as may be required under the Restricted Stock Plan;

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(ii) acquire, directly or indirectly, substantially all of the assets of, or a controlling equity interest in, any corporation or other entity, or enter into any commitment to do the same;

(iii) propose, declare, set aside or pay any dividend or other distribution in respect of any of its capital stock (including, without limitation, any stock dividend or distribution);

(iv) incur any Indebtedness, other than normal, Ordinary Course of Business trade payables and accruals;

(v) commit to or expend funds for any capital expenditure in excess of $15,000 (except for expenditures of funds for capital commitments in existence on the date hereof as set forth on Section 6(c)(v) of the Company Disclosure Schedule), except upon prior written notice to and written consent of the Buyer;

(vi) enter into any agreement, commitment or similar transaction with any of the Shareholders;

(vii) enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement, except as disclosed in the Company Disclosure Schedule;

(viii) grant any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(ix) adopt, amend, modify, or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Company Plan), except as otherwise required under applicable law and except as disclosed in the Company Disclosure Schedule; and

(x) make any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business.

(d)	Termination of Plans.

Prior to the Closing Date and contingent upon consummation of the Closing, the Company will terminate the Restricted Stock Plan, and all other plans or agreements, if any, permitting the issuance of Company Shares or the capital stock of the Company’s Subsidiary; options to acquire Company Shares or the capital stock of the Company’s Subsidiary; and/or other rights to acquire Company Shares or capital stock of the Company’s Subsidiary, that are valued in whole or in part by reference to Company Shares or capital stock of the Company’s Subsidiary or that may be settled in Company Shares or capital stock of the Company’s Subsidiary (the Restricted Stock Plan, and such option and other rights are hereafter collectively referred to as “Equity Rights”). Prior to the Closing Date and contingent upon consummation of the Closing, the Company shall take such action as is necessary to cancel, effective no later than the Closing Date, all outstanding Equity Rights in a manner that is binding upon the holders of such Equity Rights and without liability to the Company that has not been fully satisfied on the Closing Date. Prior to the Closing Date and contingent upon consummation of the Closing, the Company shall take all corporate action necessary to terminate, effective no later than the day before the Closing Date, all Company Plans which are intended to qualify as tax-qualified retirement plans under Code Section 401(a), including but not limited to the 401(k) Profit Sharing and Employee Savings and Protection Plan of the Company with Equitable Life.

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(e)	No Merger or Solicitation.

(i) Neither the Company nor its Subsidiary shall, or authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by them, to, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by the Shareholders, any director or executive officer of the Company and its Subsidiary, or any investment banker, attorney or other advisor or representative of the Company and its Subsidiary, whether or not such Person is purporting to act on behalf of the Company, its Subsidiary, or otherwise, shall be deemed to be a breach of this Section 6 (e) by the Company.

(ii) Subject to its fiduciary duties, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal.

(iii) In addition to the obligation of the Company set forth in paragraph (ii) above, the Company promptly shall advise the Parent and the Buyer orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the Person making any such request, Takeover Proposal or inquiry.

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(f)	Notice of Developments.

The Company shall deliver to the Parent and the Buyer promptly after the Company becomes aware of any change affecting the content of the Company Disclosure Schedule, but in any event no later than two (2) days prior to the Closing Date, revised Company Disclosure Schedules to the representations and warranties set forth in Article 3, to reflect any matters which have occurred from and after the date of this Agreement, which, if existing on the date of this Agreement, would have resulted in a disclosure or exception with regard to any such representation and warranty. If in Parent’s or Buyer’s reasonable determination any such modifications or amendments are material to the Business, Parent or Buyer shall have until the earlier of (i) the Closing Date or (ii) five (5) days after receipt of such notice to terminate this Agreement or to propose an adjustment to the Aggregate Consideration. If the Company and the Shareholder Representative do not agree to any proposed adjustment to the Aggregate Consideration, the Parent or the Buyer may terminate this Agreement. Unless the Parent or the Buyer exercises such right of termination within such five (5) day period, the written notice delivered to the Parent and the Buyer will be deemed to have amended the Company Disclosure Schedule and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder.

7. POST-CLOSING COVENANTS.

The Parties agree as follows with respect to the period following the Closing:

(a)	General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor hereunder). The Shareholders acknowledge and agree that from and after the Closing the Surviving Corporation will have the right to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiary; provided, however, that the Shareholders shall have the right to obtain access to such documents, books, records (including Tax records), agreements, and financial data to the extent related to the period prior to the Closing and make photocopies thereof for a proper purpose, such as in connection with the preparation of their Tax Returns as described more fully in Section 7(d) below.

(b)	Litigation Support.

In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Surviving Corporation or the Shareholders, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

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(c)	Confidentiality.

Except as may be reasonably necessary to enforce the Shareholders’rights under this Agreement, the Shareholders will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information and deliver promptly to the Surviving Corporation or destroy, at the request and option of the Surviving Corporation, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession. In the event that any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Shareholder will notify the Surviving Corporation promptly of the request or requirement so that the Surviving Corporation may seek an appropriate protective order or waive compliance with the provisions of this Section 7(c). If, in the absence of a protective order or the receipt of a waiver hereunder, such Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Shareholder may disclose the Confidential Information to the tribunal; provided, however, that such Shareholder shall use its reasonable efforts to obtain, at the reasonable request of the Surviving Corporation and at the Surviving Corporation’s sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Surviving Corporation shall designate.

(d)	Tax Matters.

(i) With respect to all tax periods ending on or before the Closing Date, the Shareholders will cause to be prepared and filed all Tax Returns for the Company and its Subsidiary which are filed after the Closing Date; provided, however, that with respect to any such Tax Return, such Tax Return shall be subject to review, comment, and approval of the Parent and the Surviving Corporation, which approval shall not be unreasonably withheld or delayed so long as the items reported on such Tax Return are prepared on a basis that is consistent with the reporting of such items on past Tax Returns unless there does not exist substantial authority as determined in good faith after reasonable consultation with the Shareholder Representative for the reporting of any such item on such Tax Return. With respect to all tax periods beginning before and ending after the Closing Date, the Surviving Corporation or Parent, as the case may be, shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiary; provided, however, that with respect to any such Tax Return, the preparation of such Tax Return as it relates to the portion of the tax period before the Closing Date shall be subject to the review, comment, and approval of the Shareholder Representative, which will not be unreasonably withheld or delayed. Buyer, Parent, Company and the Shareholders shall cooperate fully, and to the extent reasonably requested by the other party in connection with the filing of Tax Returns pursuant to this Section 7 (d), and any audit, litigation or other proceeding with respect to Taxes; provided, however, that in no event shall Surviving Corporation or Parent file any Tax Returns or amended Tax Returns with respect to tax periods ending on or before the Closing Date without the express written consent of the Shareholders, which consent shall not be unreasonably withheld or delayed; and provided, further, however, that notwithstanding anything in this Agreement to the contrary, the Shareholders shall have the right to control the good faith contest of any claim, notice, assessment or deficiency with respect to Taxes for any tax period ending on or before the Closing Date for which Parent and Buyer have been and are fully indemnified under this Agreement.

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(ii) Except as specifically set forth in Section 7(d)(i) above, Parent, Surviving Corporation, and the Shareholders will provide each other with such cooperation and information as either of them may reasonably require of the other in connection with the filing of any Tax Return, including Tax Returns relating to the application of the successor employer rules for payroll Tax purposes contained in Code Sections 3121(a)(1) and 3306(b)(1), the determination of a liability for Taxes or a right to a refund for Taxes, or the preparation for litigation or investigation of any claim for Taxes or a right to a refund for Taxes, including making available all relevant Tax Returns, and other documents and records, or portions thereof relating to or necessary in connection with the preparation of records, or portions thereof relating to or necessary in connection with the preparation of such Tax Returns or other determination of Tax Liability. Each Party shall retain all Tax Returns, schedules, workpapers, and all other materials, records or documents until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other documents relate. In the event that a governmental agency or other third party files a Claim against the Parent or the Surviving Corporation with respect to Taxes or Tax Returns which relate to the period prior to the Closing Date, the Shareholder Representative shall be granted reasonable access during normal business hours to any materials, records, or documents relating to such Claim, and shall be afforded those rights set forth in Section 8(d)(iii) below. After expiration of the statute of limitations, a Party shall notify the each other Party in writing that it desires to dispose of or destroy the Tax Returns and other documents and shall provide such other Parties with the right for thirty (30) days after the tendering of such notice to copy or take possession of such Tax Returns and other documents. Any information obtained under this provision shall be kept confidential by the Parties, except as may be necessary in connection with the filing of such Tax Returns.

(iii) Nothing contained in this Section 7(d) shall be construed to require any Party to take any action, or omit to take any action, which would impair such Party’s good faith compliance with applicable Tax laws and regulations. Any Party’s right to approve a Tax Return shall not be withheld unless the approving Party shall have a good faith belief that the position proffered in such Tax Return both lacks substantial authority and, with respect to federal income Taxes, is not adequately disclosed with relevant facts with respect to the position.

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(e)	Employee Matters.

(i) On the Closing Date, except with respect to the Employment Agreements, the Parent shall cause the Buyer to continue to offer employment in a similar position to each employee of the Company and its Subsidiary who on the Closing Date is actively at work or absent from work due to short-term disability, maternity leave, jury duty, military service, vacation, layoff with recall rights, or other short-term leave (the “Employees”) at a rate of base compensation and commission structure equal to their base compensation and commission structure immediately prior to the Closing Date, provided, however, that, except for (i) the annual adjustments to base compensation made in the Ordinary Course of Business on the anniversary date of an Employee’s date of employment with the Company as disclosed on Section 3(h) of the Company Disclosure Schedule, and (ii) with respect to certain of those Employees listed and as indicated on Section 3(h) of the Company Disclosure Schedule, those quarterly adjustments to base compensation made in the Ordinary Course of Business, the Parent and Buyer may, in their sole discretion, elect not to give effect to any change or adjustment in such base compensation and commission structure which took effect on or after May 31, 2000. The Parent shall also cause the Buyer to offer the Employees participation in the benefit plans and programs of the Parent set forth on Exhibit I attached hereto, and for a period of one (1) year following the Closing Date, shall offer Employees terminated without cause severance pay in an amount equal to one (1) week gross pay for each year of service with the Company and the Buyer, up to a maximum of twelve (12) weeks gross pay. For purposes hereof, one (1) week of “gross pay” shall mean 1/52 of an Employee’s annual gross base pay at the time of termination plus an amount equal to 1/52 times the aggregate amount of commissions paid to such Employee by the Company during 1999. Except as otherwise set forth in the Employment Agreements and except as set forth on Section 7(e) of the Company Disclosure Schedule, each of the Employees shall be offered employment pursuant to this Section 7(e) on an at-will basis.

(ii) Parent agrees to allow any Employee with an outstanding loan under the Company Plan containing a Code Section 401(k) arrangement to request appropriate withholding from that Employee’s wages paid by Buyer and, to the extent such requests are made, Buyer shall cause such payroll deductions to be delivered to the trustee of such Company Plan to continue repayments of amounts due under such outstanding loans until the termination of such Company Plan. In connection with the distribution of benefits following the termination of such Company Plan, Parent agrees to cause a Parent retirement plan containing a Code Section 401(k) arrangement to accept a direct rollover of each such Employee’s full account balance under such Company Plan, including any promissory note executed by such Employee pursuant to such Company Plan’s participant loan program.

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(f)	Hermetic Pump Business.

(i) As security for the Company’s obligations after Closing with respect to that portion of the Business dealing with the sale and distribution in North America of hermetic pumps and parts for the refrigeration industry manufactured by Hermetic-Pumpen GmbH (“Hermetic”), pump guardians, pump controls, pressure stats, orifice plates and assemblies manufactured by Company or third parties for sale in connection with such hermetic pumps and parts; and the repair of any of the foregoing (the “Hermetic Pump Business”), the Parties have agreed to deposit $1,120,000 of the Aggregate Consideration otherwise payable to the Shareholders with the Escrow Agent as set forth in Section 8(b)(v) below. For greater clarity, the Hermetic Pump Business shall only include any and all of those kinds of products, parts, items, and repairs that have been reported in the past on line item “Sales—Hermetic Cam Pumps” on the Company’s internally generated monthly income statements entitled “Hansen U.S.A.” To the extent that, during

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the twelve (12) month period following the Closing Date, the gross revenues of the Company as determined consistent with the Company’s past practice (calculated at the conclusion of such twelve (12) month period) of the Hermetic Pump Business (the “Hermetic Pump Revenues”) are less than $1,120,000 the “Adjusted Hermetic Pump Forecast”), the Buyer shall be entitled to be reimbursed from the Escrow the difference between the Adjusted Hermetic Pump Forecast and the Hermetic Pump Revenues (the “Hermetic Payment”). Within thirty (30) days after the earlier of the date the Hermetic Pump Revenues exceed $1,120,000 or the twelve (12) month anniversary of the Closing Date, the Surviving Corporation shall submit an affidavit to the Shareholder Representative specifying in reasonable detail the Surviving Corporation’s calculation of the Hermetic Pump Revenues. In the event that the Shareholder Representative shall disagree with the Surviving Corporation’s determination of the Hermetic Pump Revenues, the Shareholder Representative shall provide the Surviving Corporation notice of such disagreement within thirty (30) days after receipt of such affidavit. Upon request by the Shareholder Representative at any time after receipt of the Surviving Corporation’s affidavit, Parent shall and shall cause the Surviving Corporation to promptly make available in the Chicago, Illinois, metropolitan area to the Shareholder Representative and his accountants and other representatives the work papers used in determining the Surviving Corporation’s calculation of the Hermetic Pump Revenues and such other documents as the Shareholder Representative may reasonably request in connection with his review thereof, as well as access by telephone or in person to the personnel that Parent or the Surviving Corporation employed to make such determination. If the Shareholder Representative does raise any objections, the Surviving Corporation and the Shareholder Representative shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after the Shareholder Representative shall have submitted his objections to the Surviving Corporation, any remaining disputes shall be resolved in accordance with Section 10(p) below.

(ii) Within thirty (30) days after receipt of the Surviving Corporation’s affidavit by the Shareholder Representative or resolution of any dispute with respect thereto, the Parties shall cause the Escrow Agent to distribute to the Surviving Corporation from the Escrow an amount equal to the Hermetic Payment set forth in such affidavit or an amount equal to the Hermetic Payment as determined after resolution of any such dispute, whichever may be applicable, and to distribute the difference between $1,120,000 and the Hermetic Payment to the Shareholder Representative. In the event of any such dispute, the Parties agree promptly to direct the Escrow Agent to distribute to the Party entitled thereto any undisputed portion of said $1,120,000.

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(iii) The Surviving Corporation agrees that, solely as a condition to the Surviving Corporation’s receipt of amounts under this Section 7(f), during the twelve (12) month period following the Closing Date, (A) it will satisfy all invoices with respect to the Hermetic Pump Business in a timely manner consistent with the past practices of the Business; (B) it will not increase prices for Hermetic Pump Business products sold to customers of the Company, in excess of the three percent (3%) price increase planned by the Company prior to the Closing Date with respect to such twelve (12) month period; (C) it will not and neither Parent nor any affiliate of Parent will, sell or distribute the products manufactured by Hermetic which are the subject of the Hermetic Pump Business outside of North America; (D) it will not, and neither Parent nor any affiliate of Parent will, introduce a new product or products, undertake any material marketing initiative with respect to any of its existing products, or acquire any product line, which results in an enhanced capacity to compete with the Hermetic Pump Business or Hermetic’s other products anywhere where Hermetic conducts business, it being acknowledged that the continuation by the Parent or the Surviving Corporation of the sale of any of their existing products in the industry of the Hermetic Pump Business shall not be applicable or affected by this Section 7(f)(iii)(D); (E) it will not, and neither Parent nor any affiliate of Parent will, violate or modify or propose to modify the existing agreement between the Company and Hermetic; (F) it will complete and distribute in accordance with the Company’s past practices the new marketing brochure being developed by the Company for the Hermetic Pump Business and will continue to expend resources to market and sell the product and services of the Hermetic Pump Business at a level at least equal to the Company’s past practices; and (G) in the event it appears that the Hermetic Pump Revenues will be less than the Adjusted Hermetic Pump Forecast, the Surviving Corporation shall periodically consult in good faith with the Shareholder Representative as to how to remedy or prevent such potential shortfall.

(g)	Uncollected Accounts Receivable.

(i) Solely as a condition to receipt by the Parent and Buyer of amounts under this Section 7(g), (A) Parent shall and shall cause Buyer to use efforts to collect all of the accounts receivable from customers reflected on the Closing Date Balance Sheet, which are at least comparable to those used by the Company in the Ordinary Course of Business (the “Accounts Receivable”); (B) Parent shall and shall cause Buyer to furnish the Shareholder Representative with all such records and other information as the Shareholder Representative may require to verify the amounts collected by Buyer with respect to the Accounts Receivable; (C) for the purpose of determining amounts collected by Buyer with respect to Accounts Receivable, (i) if a payment is specified by an account debtor as being in payment of a specific invoice of the Surviving Corporation, the payment shall be applied to that invoice, and (ii) in the absence of a bona fide dispute between an account debtor and the Surviving Corporation, all payments by an account debtor that are not specified as being in payment of a specific invoice shall first be applied to the oldest outstanding invoice due from that account debtor; and (D) Parent shall not and shall not permit the Surviving Corporation to compromise, settle or adjust the amount of any of the Accounts Receivable without the prior written consent of the Shareholder Representative, which shall not be unreasonably withheld, if such compromise, settlement or adjustment would be consistent with the Company’s past practices.

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(ii) Parent and Buyer covenant and agree that within thirty (30) days following the day which is two hundred seventy (270) days following the Closing Date, Parent and Buyer will provide the Stockholder Representative a schedule of those Accounts Receivable which remain uncollected as of the 270th day (the “Accounts Receivable Schedule”).

(iii) Within thirty (30) days following receipt of the Accounts Receivable Schedule, the Stockholders shall reimburse the Parent and the Buyer for the amount of such uncollected Accounts Receivable set forth therein, less the sum of (A) the amount of the Accounts Receivable Adjustments set forth on the Closing Date Balance Sheet and (B) an amount equal to the Receivables Threshold less the Company Reserve if the GAAP Reserve exceeds the Receivables Threshold on the Closing Date Balance Sheet. In the event that Parent and Buyer, subsequent to reimbursement from the Stockholders, collect any Stockholder-reimbursed Account Receivable, Parent and Buyer shall refund to the Stockholders that amount which was received from the Stockholders with respect to that Account Receivable. Notwithstanding the foregoing, the Parent and the Buyer may, but shall not be obligated to, submit a claim under the Escrow Agreement for all or part of the amount due to them under this Section 7(g).

(iv) To the extent that Parent or Buyer is paid by the Shareholders for any uncollected Accounts Receivable, concurrently with such payment the Surviving Corporation shall quitclaim and assign to the Shareholder Representative all such Accounts Receivable. All obligations of the Shareholders under this Section 7(g) shall be subject to the limitations set forth in Section 8(b)(i)(B) as if such uncollected Accounts Receivable constituted a breach of the Company’s representations and warranties in Section 3(q).

8. REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a)	Survival of Representations and Warranties.

All of the representations and warranties of the Company contained in that portion of Section 3(a) with respect to qualification to conduct business in each jurisdiction where qualification is required, Section 3(c)(ii), Section 3(d), Section 3(e), Section 3(g)-Section 3(bb), except Section 3(k) and Section 3(y), of this Agreement and of the Parent and the Buyer contained in Sections 4(d), 4(e) and 4(f) of this Agreement shall survive the Closing and continue in full force and effect for a period of one (1) year thereafter; the representation and warranties contained in Section 3(k) and Section 3(y) shall survive the Closing and continue in full force and effect with respect to federal income Tax matters for a period of three (3) years from the date the federal income Tax Return of the Company and its Subsidiary for the stub period ending on the Closing Date was filed, and with respect to all other Tax Returns or Taxes, until the expiration of the earliest statute of limitations applicable to the Tax for which such representation or warranty is made with respect to the Tax Returns of the Company and its Subsidiary; and all of the other representations, warranties, covenants, indemnities, and other agreements of the Parent, the Buyer and the Shareholders contained in this Agreement (including the representations and warranties contained in Section 3(a) (except for that portion of Section 3(a) with respect to qualification to conduct business in each jurisdiction where qualification is required), Section 3(b), Section 3(c) (except for Section 3(c)(ii)), and Section 3(f), and Section 4(a)-Section 4(c)) shall survive the Closing and continue in full force and effect forever thereafter, subject to any applicable statutes of limitations. Further, the Parent and the Buyer shall be entitled to be indemnified with respect to the representations and warranties set forth in Section 3(k) and Section 3(y) without regard to any limitation, disclosure, or exception set forth in the Company Disclosure Schedule, or any other certificate, agreement, or other document delivered in connection with the transactions contemplated by this Agreement. No action, claim, or proceeding may be brought by any Party hereto against any other Party resulting from, arising out of, or caused by a breach of a representation or warranty contained herein, or the failure to perform any covenant or other obligations hereunder, after the time such representation, warranty or covenant ceases to survive pursuant to the preceding sentence, unless written notice of such claim setting forth with specificity the basis for such claim is delivered to the applicable Party prior to such time.

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(b)	Indemnification Provisions for Benefit of the Parent and the Surviving Corporation.

(i) In the event the Company breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that either the Parent or the Surviving Corporation makes a written claim for indemnification setting forth with specificity the basis for such claim against the Shareholders pursuant to Section 10(g) below within such survival period, then the Shareholders agree to defend, indemnify and hold harmless the Parent and the Surviving Corporation, subject to the limitations set forth herein, from and against any Adverse Consequences the Parent or the Surviving Corporation may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Parent or the Surviving Corporation may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach; provided, however, that:

(A) the Shareholders shall not have any obligation to indemnify the Parent or the Surviving Corporation from and against any Adverse Consequences resulting from, arising out of, or caused by the breach of any representation, warranty or covenant contained in that portion of Section 3(a) with respect to qualification to conduct business in each jurisdiction where qualification is required, Section 3(c)(ii), Section 3(d), Section 3(e), and Sections 3(g)-3(bb) of the Agreement which exceed twenty-five percent (25%) of the Aggregate Consideration. No such restriction shall be applicable to the representations and warranties as contained in Section 3(a) (except for that portion of Section 3(a) with respect to qualification to conduct business in each jurisdiction where qualification is required), Section 3(b), Section 3(c) (except for Section 3(c)(ii)), Section 3(f), Section 3(k), and Section 3(y). Notwithstanding any other provision contained in this Agreement, no Shareholder shall have any obligation to indemnify the Parent or the Surviving Corporation for any Adverse Consequences which exceed such Shareholder’s pro rata portion of the Aggregate Consideration.; and

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(B) the Shareholders shall have no such indemnification obligation with respect to such breaches contained in that portion of Section 3(a) with respect to qualification to conduct business in each jurisdiction where qualification is required, Section 3(c)(ii), Section 3(d), Section 3(e), and Section 3(g)-3(bb) of the Agreement, except Section 3(k) and Section 3(y), until the Parent or the Surviving Corporation has suffered Adverse Consequences by reason thereof in excess of Three Hundred Thirty-Five Thousand Dollars ($335,000) and, in such event, the Shareholders shall be liable only for the amount of such Adverse Consequences in excess of $335,000. No such restriction shall be applicable to the representations and warranties as contained in Section 3(a) (except for that portion of Section 3(a) with respect to qualification to conduct business in each jurisdiction where qualification is required), Section 3(b), Section 3(c) (except for Section 3(c)(ii)), Section 3(f), Section 3(k), and Section 3(y).

(C) with respect to the indemnification obligation of the Shareholders to the Parent and the Surviving Corporation for Adverse Consequences resulting from, arising out of, or caused by the breach of the representations and warranties contained in Section 3(w) of this Agreement, such indemnification obligation shall be reduced to the extent that the deductible or reserve with respect to the product liability insurance policy maintained by the Parent or the Surviving Corporation subsequent to Closing is greater than the deductible or reserve with respect to the product liability insurance policy maintained by the Company as of the Closing Date.

(ii) Notwithstanding anything to the contrary contained herein, (i) the Shareholders will indemnify, defend and hold harmless Parent and the Surviving Corporation from and against any Adverse Consequences as a result of claims based on or arising from the exercise (or threatened exercise) by any Shareholder of any dissenter’s rights under the Illinois Act, and (ii) such indemnification shall not be limited in time or amount or subject to any deductible or cap.

(iii) Notwithstanding anything to the contrary herein contained, (i) the Stockholders will indemnify, defend and hold harmless Parent and the Buyer from and against any Adverse Consequences as a result of the failure of the Company to make the Form 5500 filings for the Company Plans identified in Schedule 3(y)(viii)(C) of the Company Disclosure Schedule, and (ii) such indemnification shall be limited in the same manner as the indemnification obligations for Section 3(y), except that the survival period for such indemnification shall be limited to the applicable statute of limitations with respect to such Form 5500 filings for the Company Plans identified in Schedule 3(y)(viii)(C) of the Company Disclosure Schedule.

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(iv) Notwithstanding anything to the contrary herein contained (other than the provisions contained in Section 8(b)(iii) above), (i) the Stockholders will indemnify, defend and hold harmless Parent and the Surviving Corporation from and against any Adverse Consequences as a result of the failure of the Company and its Subsidiary to make any appropriate Tax filing in any jurisdiction, and (ii) such indemnification shall be limited in the same manner as the indemnification obligations for Section 3(k).

(v) As security for the indemnification obligations of Shareholders under this Agreement, (A) the Shareholders and the Parties shall enter into the Indemnification and Release Agreement as of the Closing Date, and (B) the Parties and the Shareholder Representative shall enter into the Escrow Agreement as of the Closing Date. The Escrow Agreement shall be funded with Five Million Six Hundred Twenty Thousand Dollars ($5,620,000) of the Aggregate Consideration otherwise payable to the Shareholders, with respect to the indemnification obligations arising under the representations, warranties, and covenants contained in this Agreement. The amounts held in the Escrow Agreement shall be disbursed from the Escrow, unless at the time of such disbursement there are bona fide claims, which have been properly asserted in accordance with this Section 8 and which in the aggregate exceed the remaining amount in the Escrow (inclusive of that distribution), as follows: (1) One Million One Hundred Twenty Thousand Dollars ($1,120,000) shall be disbursed from the Escrow in accordance with the provisions of Section 7(f) above; (2) One Million Dollars ($1,000,000) shall be disbursed from the Escrow on the first (1st) anniversary of the Closing Date; (3) One Million Dollars ($1,000,000) shall be disbursed from the Escrow on the date which is the first (1st) anniversary of the date on which the Company’s federal income Tax Return for the 1998 Tax year was filed; (4) One Million Dollars ($1,000,000) shall be disbursed from the Escrow on the date which is the first (1st) anniversary of the date on which the Company’s federal income Tax Return for the 1999 Tax year was filed; and (5) the remaining balance of the Escrow shall be disbursed from the Escrow on the date which is the expiration of the survival period set forth in Section 8(a) above with respect to the obligations of the Shareholders for indemnification obligations with respect to the federal income Tax Return filed for the stub period ending on the Closing Date. Upon the request of any Party, each other Party (for purposes of this sentence the term “Party” shall be deemed to include the Shareholders) agrees to execute and deliver all such documents as may be necessary or desirable to effectuate any such distribution in a timely manner. Except as provided below, amounts held under the Escrow Agreement shall be a nonexclusive source of indemnification for any representations, warranties, or covenants under this Agreement, and shall not otherwise limit the liability of the Shareholders with respect to indemnification under this Agreement; provided that for claims asserted prior to the first anniversary of the Closing Date, to the extent that the aggregate of all Claims for indemnification do not exceed $1,000,000, Parent and Buyer shall seek to recover such Claim(s) first from the Escrow.

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(c)	Indemnification Provisions for Benefit of the Shareholders.

In the event Parent or Buyer breaches any of their representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Shareholder Representative makes a written claim for indemnification setting forth with specificity the basis for such claim against Parent or the Surviving Corporation pursuant to Section 10(g) below within such survival period, then Parent and the Surviving Corporation, jointly and severally, agree to defend, indemnify and hold harmless the Shareholders from and against the entirety of any Adverse Consequences (up to but not in excess of the Aggregate Consideration), the Shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Shareholders may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach. The foregoing limitation shall not apply to a failure to pay any of the Aggregate Consideration.

(d)	Matters Involving Third Parties.

(i) If any third party shall notify any Party (for purposes hereof the term “Party” shall be deemed to include the Shareholders) (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (but in no event more than fifteen (15) days after the Indemnified Party receives notice of such Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party (and Parent and Buyer hereby acknowledge that Vedder, Price, Kaufman & Kammholz is satisfactory) so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will assume and control the defense, and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

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(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) neither the Indemnifying Party nor the Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the other Party (which consent of the other Party shall not be unreasonably withheld or delayed).

(iv) In the event any of the conditions in 8(d)(ii) above is or becomes unsatisfied, however, (A) after written notice to the Indemnifying Party in the event the conditions in Section 8(d)(ii) become unsatisfied and are not cured within thirty (30) days after such notice, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

(e)	Compromise.

If an offer of settlement or compromise for monetary damages (the “Proposed Settlement Amount”) is received by or communicated to the Indemnifying Party with respect to a Third Party Claim and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to settle or compromise such Third Party Claim for the Proposed Settlement Amount and the Indemnified Party fails to consent to the Proposed Settlement Amount, the Indemnified Party shall, at its own expense, assume the contest of such Third Party Proceeding. If the Indemnified Party fails to consent to the Proposed Settlement Amount and the amount the Indemnified Party is obligated to pay (the “Actual Settlement Amount”) as a result of such Third Party Claim and the Indemnified Party continuing to contest such Third Party Claim is greater than the Proposed Settlement Amount, then the Indemnifying Party shall be obligated to indemnify the Indemnified Party only for the Proposed Settlement Amount, subject to the other limitations of this Section 8.

(f)	Joint Defense.

If a Third Party Claim is asserted that seeks material injunctive relief or equitable relief against the Indemnified Party and the Indemnifying Party elects to assume the defense thereof pursuant to Section 8(d)(ii), then in any such case the Indemnified Party may elect, by giving written notice thereof to the Indemnifying Party within ten (10) days after the Indemnifying Party gives notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Third Party Claim, to participate in a joint defense of such Third Party Claim (a “Joint Defense Proceeding”) for which the reasonable expenses of such joint defense shall be shared equally by such Parties and the employment of counsel shall be reasonably satisfactory to both Parties. The Indemnifying Party shall not be liable for any settlement of any Joint Defense Proceeding, which settlement is effected without the written consent of the Indemnifying Party; provided, that no settlement of a Joint Defense Proceeding may be effected without the written consent of both Parties which shall not be unreasonably withheld or delayed.

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(g)	Cooperation.

If requested by the Indemnifying Party, the Indemnified Party shall, at the expense of the Indemnifying Party, reasonably cooperate in the defense of any Third Party Claim, for which such Indemnifying Party is being called upon to indemnify the Indemnified Party pursuant to this Section 8, and the Indemnified Party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith and, if appropriate, the Indemnified Party shall make any reasonable counterclaim against any Person asserting such Third Party Claim, or any reasonable cross-complaint against any Person in connection therewith, and the Indemnified Party further agrees to take such other reasonable actions requested by any Indemnifying Party to reduce or eliminate any Adverse Consequences for which any Indemnifying Party would have responsibility.

(h)	Determination of Adverse Consequences.

In determining Adverse Consequences for purposes of this Section 8, the Parties shall take into account any insurance proceeds either received or actually collectible by the Parent, Buyer or the Surviving Corporation. If any Indemnifying Part pays to the Indemnified Party any amount under this Section 8 and the Indemnified Party subsequently recovers under any insurance policy any sum in respect of any matter giving rise to the relevant claim for Adverse Consequences, the Indemnified Party shall repay to the Indemnifying Party the lesser of (A) the amount paid by the Indemnifying Party to the Indemnified Party or (B) the sum recovered from such insurance policy. All indemnification payments under this Section 8 shall be deemed adjustments to the Aggregate Consideration.

(i)	Post-Closing.

Following the Closing, the remedy of the Shareholders, on the one hand, and Parent and the Surviving Corporation on the other hand, with respect to any breach or threatened breach of a representation, warranty or covenant contained herein or with respect to any event, circumstance or condition occurring on or before the Closing shall be limited to the enforcement of the indemnification obligations set forth in Section 8; provided, however, that nothing provided in this Section 8(i) shall limit the right of any Party to seek any equitable remedy available to enforce his or its rights under any covenant in this Agreement in accordance with Section 10(n).

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9. TERMINATION.

(a)	Termination Events.

This Agreement may, by notice given prior to or at the Closing, be terminated:

(i) By either (i) Parent or Buyer or (ii) Company, if a material breach of any provision of this Agreement has been willfully committed by the other Parties and such material breach has not been waived or cured within fifteen (15) days of such material breach, and the terminating Party is not in breach of any provision of this Agreement;

(ii) By either (i) Parent or Buyer, or (ii) Company, if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 15, 2000, or such later date as the Parties may agree upon;

(iii) By Parent or Buyer under the circumstances described in Section 6(f); or

(iv) By mutual consent of the Parties.

(b)	Effect of Termination.

If this Agreement is terminated pursuant to Section 6(f) or 9(a), all further obligations of the Parties under this Agreement will terminate, except the obligations in Sections 10(a), 10(h), 10(k), 10(n), 10(o), and 10(p), and except for the terms and conditions of the Confidentiality Agreement; provided, however, that if this Agreement is terminated by a Party as a result of the other Party’s fraud, or willful or intentional breach of its representations, warranties or obligations hereunder, the terminating Party shall have the right to pursue all remedies available to it at law or in equity.

10. MISCELLANEOUS.

(a)	Press Releases and Public Announcements.

Neither the Company, its Subsidiary, nor the Shareholders shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Parent. Prior to Closing, Parent, upon prior notice to the Company, and upon granting the Company a reasonable opportunity to discuss its contents, may make any public disclosure it believes in good faith is required or permitted by applicable law or any listing or trading agreement concerning its publicly-traded securities. After Closing, Parent may make any public disclosure it believes in good faith is required or permitted by applicable law or any listing or trading agreement concerning its publicly-traded securities.

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(b)	No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except that the Shareholder Representative and the Shareholders shall be third party beneficiaries under this Agreement.

(c)	Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. Notwithstanding the foregoing, the Parties acknowledge that they are bound by the terms of that certain Confidentiality Agreement dated September 30, 1999 (the “Confidentiality Agreement”), and acknowledge further that from the date of this Agreement through the Closing Date, to the extent that there is a conflict between the terms of the Confidentiality Agreement and the provisions of this Agreement, the Confidentiality Agreement shall control.

(d)	Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other Party; provided, however, that either the Parent or the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)	Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)	Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

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If to the Buyer or the Company:

A. Donald O’Steen FLD Acquisition Subsidiary, Inc. c/o Roper Industries, Inc. 160 Ben Burton Road Bogart, Georgia 30622 Facsimile: (706) 353-6496	Copy to: Thomas R. McNeill Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, NE, 16th Floor Atlanta, GA 30303 Facsimile: (404) 572-6999

If to the Shareholders:

Charles C. Hansen III 516 West North Street Hinsdale, IL 60521	Copy to: Dalius F. Vasys Vedder, Price, Kaufman & Kammholz 222 North La Salle Street Chicago, Illinois 60601 Facsimile: (312) 609-9005

If to the Parent:

A. Donald O’Steen Roper Industries, Inc. 160 Ben Burton Road Bogart, Georgia 30622 Facsimile: (706) 353-6496	Copy to: Shanler D. Cronk, Esq. Roper Industries, Inc. 160 Ben Burton Road Bogart, Georgia 30622 Facsimile: (706) 353-6496

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)	Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

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(i)	Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)	Expenses.

Parent and Buyer will bear their own costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company shall bear (i) the costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses) of the Company and its Subsidiary, and (ii) the costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses) of the Shareholders, incurred in connection with this Agreement and the transactions contemplated hereby; provided, that, all such costs are paid prior to the Closing Date or otherwise reflected on the Closing Date Balance Sheet.

(l)	Construction.

Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m)	Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)	Specific Performance.

Subject to the provisions set forth in Section 8, each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

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(o)	Submission to Jurisdiction.

Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Illinois in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Parent and Buyer appoint The Prentice-Hall Corporation System, Inc. as their agent to receive on is or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. The Shareholders appoint the Shareholder Representative as his, her, or its agent to receive on his, her, or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding (the Prentice-Hall Corporation System, Inc. and the Shareholder Representative are referred to together in this Section 10(o) as the “Process Agent”). Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 10(g) above. Each Party agrees that a final nonappealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(p)	Arbitration.

Except as otherwise set forth in this Agreement, all disputes arising out of or under this Agreement shall be settled by arbitration in a location in the State of Illinois pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any of the Parties by giving written notice to each other than such dispute has been referred to arbitration under this Section 10(p). The arbitrator shall be selected by the joint agreement of the Parties, but if they do not so agree within thirty (30) days after the date of receipt of the notice referred to above, each Party within fifteen (15) days thereafter shall select one arbitrator; if, however, a Party fails to select an arbitrator within such fifteen (15) day period, such arbitrator shall be selected by the American Arbitration Association. The third arbitrator shall be selected by agreement of the first two selected arbitrators, and if they fail to agree upon the third arbitrator, the third arbitrator shall be selected pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. Any award rendered by the arbitrator if there is one or by a majority if there are three, shall be conclusive and binding upon the Parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator(s) giving the reason for the award. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the arbitrator(s) in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The arbitrator(s) shall assess, as part of his (their) award to the prevailing Party, all or such part as the arbitrator(s) deems proper of the arbitration expenses of the prevailing Party (including reasonable attorneys’ fees) and of the arbitrator(s) against the Party that is unsuccessful in such claim, defense or objection.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER: FLD Acquisition Subsidiary, Inc. By: ________________________________ Name:______________________________ Title :______________________________

PARENT: Roper Industries, Inc. By: ________________________________ Name:______________________________ Title :______________________________

COMPANY: Hansen Technologies Corporation By: ________________________________ Name:______________________________ Title :______________________________